Exhibit 99.1
INVESTOR CONTACT
 Chad Bennett
chad.bennett@teradata.com

MEDIA CONTACT
Jennifer Donahue
jennifer.donahue@teradata.com

Teradata Appoints Bernd Leukert to Board of Directors

SAN DIEGO — August 3, 2026 — Teradata Corporation (NYSE: TDC) ("Teradata" or the "Company") today announced that Bernd Leukert has been appointed to its Board of Directors, effective August 1, 2026.

Mr. Leukert will serve as a Class II director with a term expiring at the 2027 Annual Meeting of Stockholders and will be appointed to the Board’s Nominating and Governance Committee. As previously announced as part of the Board’s ongoing refreshment plan, the Board will expand from nine to ten directors, and Class II directors will expand from three to four.

About Bernd Leukert
Mr. Leukert is a seasoned technology and financial services executive with more than 30 years of experience across software engineering, digital transformation, cloud, AI, data and innovation, and IT services. He currently serves on supervisory and customer advisory Boards of large global technology organizations, including Bertelsmann SE & Co. KGaA, BP p.l.c London, Lemongrass, Workday and Celonis.

During Mr. Leukert’s time as an executive, he was most recently at Deutsche Bank AG as the head of the bank’s global technology, data and innovation initiatives. He previously spent several decades at SAP as a member of its Executive Board, with global responsibility for SAP’s digital business services. Mr. Leukert holds a degree from Trinity College Dublin and a Master’s Degree in Business Administration with Technical Background from the University of Karlsruhe.

Quotes
“We are thrilled to welcome Bernd to the Teradata Board and leverage his global expertise in using data for innovation, AI transformation, and enterprise software. Identifying an individual of Bernd’s caliber with his technical and customer success track record has been a priority of our refreshment efforts, and his unique perspectives will be immediately additive. Having a successful career at several multi-billion-dollar global institutions, Bernd understands how to work with technology partners like us and how best to drive positive outcomes for our customers.”
-Mike Gianoni, Chairman of the Board

“Teradata has long been a well-known and highly respected enterprise software provider, and I look forward to joining the Board. The Company is on its front foot with new product innovations, particularly with its new Autonomous Knowledge Platform, and has tremendous runway ahead to grow its leadership position and continue delivering the solutions enterprise customers need.”
-Bernd Leukert

About Teradata
Teradata empowers enterprises to turn intelligence into autonomous action, grounding AI agents in deep business context and trusted data. As AI agents multiply, Teradata is the context foundation, governance layer, and performance backbone that companies need now. The Teradata Autonomous Knowledge Platform puts AI into production across cloud, on-premises, and hybrid environments.

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